Exhibit 5.1

Courtney M.W. Tygesson

+1 312 881 6680

ctygesson@cooley.com

November 24, 2023

Harpoon Therapeutics, Inc.

611 Gateway Boulevard, Suite 400

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), having aggregate sale proceeds of up to $59,086,211 (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-271400) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the amendment to the prospectus relating to the Shares dated November 24, 2023, to be filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Controlled Equity OfferingSM Sales Agreement, dated March 13, 2020, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Agreement and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 10,000,000 Shares will be sold pursuant to the Agreement and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares of Common Stock available for issuance by the Company.

Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

COOLEY LLP 110 NORTH WACKER, SUITE 4200, CHICAGO, ILLINOIS 60606

T: (312) 881-6500 F: (312) 881-6598 COOLEY.COM

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Courtney M.W. Tygesson
Courtney M.W. Tygesson

COOLEY LLP 110 NORTH WACKER, SUITE 4200, CHICAGO, ILLINOIS 60606

T: (312) 881-6500 F: (312) 881-6598 COOLEY.COM